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                                                                     Exhibit 4.1

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of the 13th day of September, 2000, by and between SOUND ADVICE, INC., a Florida corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the "Rights Agent").

                                    RECITALS

         WHEREAS, on May 5, 1997, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of common stock, $.01 par value, of the Company outstanding at the close of business on May 16, 1997; and

         WHEREAS, the Company and the Rights Agent entered into a certain Rights Agreement, dated as of May 5, 1997 (the "Rights Agreement"), providing, among other things, for the issuance of the Rights (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement); and

         WHEREAS, the Board of Directors of the Company has approved the amendment of the Rights Agreement as hereinafter set forth, pursuant to resolutions duly adopted at a meeting held on September 13, 2000;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 7(b) of the Rights Agreement is hereby amended by deleting the $12.00 Purchase Price and substituting therefor a $50.00 Purchase Price, to read as follows:

                  "`The Purchase Price for EACH WHOLE SHARE of Common Stock pursuant to the exercise of a Right shall initially be $50.00, and shall be subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph (c) below.'"

         2. Except as specifically amended hereby, the Rights Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

         3. This Amendment shall be deemed a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         4. This Amendment may be executed in counterparts and both of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                                 SOUND ADVICE, INC.

                                                 By: /s/ Kenneth L. Danielson
                                                    ----------------------------
                                                    Kenneth L. Danielson


                                                 AMERICAN STOCK TRANSFER & TRUST
                                                 COMPANY

                                                 By: /s/ Herbert J. Lemmer
                                                    ----------------------------
                                                    Herbert J. Lemmer
                                                    Vice President


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